Exhibit 10.3
GROSS REVENUE SHARING POOL AGREEMENT
THIS AGREEMENT is made this ______ day of December, 2007.
AMONG:

TEEKAY CORPORATION, a Republic of The Marshall Islands corporation having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and having its principal office at Bayside House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, The Bahamas (“Teekay” or “TK”).

AND:	TEEKAY TANKERS LTD., a Republic of The Marshall Islands corporation having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and having its principal office at Bayside House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, The Bahamas (“TNK”, and together with TK, the “Participants”).

AND:	TEEKAY CHARTERING LIMITED, a Republic of The Marshall Islands corporation having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and having its principal office at Bayside House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, The Bahamas (“TCL”).
WHEREAS:

A.	The Participants and/or their respective affiliates are owners or in-charterers of Aframax-class oil tankers who wish to achieve better trading efficiencies and to better meet spot market demand by forming a gross revenue sharing pool of double hull Aframax tankers initially comprised of the vessels specified in Schedule A attached hereto (as the same may be updated from time to time); and

B.	The Parties wish that TCL shall commercially manage the Tankers (as defined below) in a manner as hereinafter provided in order to maximize the earnings and minimize the related expenses of the pooled vessels, through improved scheduling and a reduction of voyage expenses.
THE PARTIES AGREE AS FOLLOWS:
1. Definitions

“COA”	means a contract of affreightment.

“Commercial Manager”	means TCL.

“Individual Tanker Expenses”	has the meaning set forth in Schedule E.

“Individual Tanker Gross Revenue”	has the meaning set forth in Schedule C.

“LMAA”	means the London Maritime Arbitrators Association.

“Long-term Contract”	means any time charter that has a firm term of at least 90 days.

“Monthly Statement”	has the meaning set forth in Clause 25 hereof.

“NOR”	means a notice of readiness.

“Participants”	means TK and TNK.

“Participant Accounts”	means for each Participant its account operated pursuant to Clause 22.

“Party”	means any of TK, TNK or TCL, and “Parties” means all of TK, TNK and TCL collectively.

“Pool”	means the revenue sharing mechanism contemplated herein.

“Pool Expenses”	has the meaning set forth in Schedule E.

“Pool Key”	means the agreed figure which expresses the relative theoretical earning capacity of each Tanker on a time charter basis, such theoretical earning capacity to be based solely upon the year of built, cargo carrying capacity, pumping capabilities, speed and bunker consumption of the Tanker as warranted herein.

“Short-term Contract”	means any voyage, spot or time charter that has a firm term of less than 90 days.

“Tanker Account”	means the individual account of the revenues and expenses of each Tanker.

“Tanker Contract”	means any COA, Short-term Contract or, subject to approval under Clause 17, any Long-Term Charter pursuant to which any Tanker operates.

“Tanker Gross Revenue”	has the meaning set forth in Schedule C.

“Tankers”	means double hull Aframax tankers committed to the Pool in accordance with this Agreement.

“Working Capital”	means the Two Hundred Fifty Thousand U.S. Dollars (US$250,000) that each Participant shall commit to the Pool with respect to each of its Tanker not later than fifteen (15) days before the date each such Tanker is expected to be delivered to the Pool and thereafter in accordance with Clause 23.
2. Main objectives
Each of the Participants will maintain in the Pool all of its double hull conventional Aframax tankers that are not on Long-term Contract, as further set forth in (and subject to the limitations and provisions in the notes to) Schedule A in respect of which the Participants establish a revenue sharing mechanism whereby the gross revenue of all Tankers is pooled and the Tanker Gross Revenue is distributed to the Participants on the basis of Schedules B and C hereto. The Participants also hereby establish a mechanism for deducting from each Participant’s allocation of Tanker Gross Revenue their related Pool Expenses, on the basis of Schedules D and E hereto. “Conventional” tankers exclude vessels that can carry drybulk and ore, tankers that are used for storage purposes and shuttle tankers.
3. Pool Scope
The scope of the Pool shall include the carriage of all legal cargoes of crude oil and dirty petroleum (as well as clean petroleum products with the prior consent of the applicable Participant), on the spot market, including pursuant to Tanker Contracts. All cargo loaded must be suitable for the individual Tanker.
4. Obligation to Maintain
a.	Each Participant shall exercise due diligence to maintain its Tankers at all times in a sea- and cargo-worthy condition to the technical and operational standards set forth in the Oil Companies International Marine Forum Guidelines and other national and international standards and shall exercise due diligence to obtain and maintain all certificates, documents and equipment required from time to time by any applicable law to enable the Tanker to perform any voyages under this Agreement. Furthermore, each Tanker shall be kept in class with an International Association of Classification Societies classification society.

b.	Each Participant shall exercise due diligence to obtain and maintain throughout the duration of this Agreement the vetting approvals for trading from Statoil, Shell, BP/Amoco, Exxon/Mobil (including lighterage requirements), Chevron/Texaco, Total/Fina/Elf and upon the Commercial Manager’s reasonable request from other major oil companies (the “Other Oil Majors”), within three (3) months (six (6) months in the case of a newbuilding) after the applicable Tanker has been delivered into the Pool. Where a vetting approval of an Other Oil Major is to be obtained, the time limit shall count from the Participant’s receipt of such request by the Commercial Manager or the date of delivery of a Tanker into the Pool, whichever is the later. However, a Participant shall not be in breach of this Clause 4 (b) during any period during which a Tanker’s trading patterns prevent it from obtaining the required vetting approvals, provided that they are obtained as soon as reasonably possible.

c.	Each Participant shall maintain and pay for any Certificates of Financial Responsibility necessary in respect of its Tanker(s).

d.	The Participants’ insurances are to name TCL in its role as Commercial Manager and subject to underwriters’ and the Participants’ agreement, any third party designated by TCL, as joint or co-insured, with full cover.

e.	TCL shall under no circumstances be obliged to pay insurance premiums of any kind, including P & I calls, notwithstanding the restrictions on insurance or P & I cover which would thereby result.
5. Commercial Management
TCL shall use its best efforts to commercially manage the Tankers. The commercial management shall include, but is not limited to, the following functions:
Fixing of Voyages
a.	marketing and promoting the Tankers using TK branding; and

b.	providing chartering services which include, but are not limited to, seeking employment for the Tankers and the conclusion (including the execution thereof) of charter parties, or other contracts of employment of the Tankers;
Voyage organization and accounting
c.	arranging and supervising of the proper payment of all hire and/or freight revenues or other moneys of whatsoever nature arising out of the employment of the Tankers or otherwise in connection with the Tankers;

d.	providing voyage estimates and accounts and calculating and invoicing of hire, freights, demurrage, and/or despatch moneys due from or due to the charterers of the Tankers;

e.	handling the commercial performance of all Tanker Contracts, including but not limited to issuing of voyage instructions, scheduling of Tankers, allocation of cargo space, appointing agents, brokers, arrangement of tugs, lighterage, bunkers, cargo and freight insurance (when required);

f.	arranging surveys associated with the commercial operation of the Tankers;

g.	taking any other such actions TCL in its sole discretion deems necessary to fulfill this Agreement; and

h. maintaining and operating the individual Tanker Accounts’;
General
i.	liaising with the technical manager of each Participant to ensure that such Participant’s obligations under this Agreement can be duly fulfilled; and

j.	handling and settling of all claims arising out of any Tanker Contracts in accordance with Clauses 19 and 20 hereof.
6. Commercial Management Fee
In consideration of TCL performing the commercial management of the Tankers, each Participant shall pay TCL a fixed fee of $350 per vessel per day for each of that Participant’s Tankers and 1.25% of the Individual Tanker Gross Revenue attributable to that Participant’s Tankers. The amount of the daily per vessel fee shall be adjusted every three years by agreement between TCL and the Participants. If TCL and the Participants are unable to agree on any such adjusted fee within 30 days of the applicable three-year anniversary of the date of this Agreement, such adjusted fee shall be determined by arbitration pursuant to Clause 33 hereof.
7. Trading Limits and Tax
a.	TCL shall be entitled to fix the Tankers worldwide within Institute Warranty Limits. TCL shall, with the consent of the Participants, have liberty to break the Institute Warranty Limits, but in this case shall ensure that any additional insurance is arranged for any applicable voyages and/or any additional insurance premiums are paid. The cost of such insurance or premiums shall be a Pool Expense, if not borne by the charterer, receiver or shipper under the respective Tanker Contract.

b.	TCL will not, without the prior consent of the applicable Participant, knowingly cause any of such Participant’s Tanker to perform any voyage (i) to any countries or areas that are sanctioned by the United States of America or the United Nations or (ii) that begins and ends in the United States of America. Furthermore, TCL will not without the prior written consent of a Participant use any of such Participant’s Tankers in any manner which may adversely affect that Tanker’s present or future trading capacity.

c.	TCL shall exercise due diligence to ensure that the Tankers are employed between and at safe ports, places, berths, docks, anchorages and submarine lines, where they can always lie safely afloat.

d.	TCL shall not be liable in any case to any Participant for any adverse tax consequences it may face arising out of this Agreement except to the extent such tax consequences arise as a result of TCL’s fraud, gross negligence, recklessness or wilful misconduct.

e.	Without the prior consent of each Participant, TCL shall not enter into any charter or other contract for the employment of any Tanker outside the scope of the Pool as described in Clause 3.
8. Start Date
Each Tanker shall be delivered to the Pool as soon as practicable after the date of this Agreement and as of the date and time such Tanker tenders NOR at its first loadport. The revenues and costs of positioning the Tanker to the first loadport as aforesaid shall be for the respective Participant’s account. Each Tanker may, if so required by the Participant delivering it to the Pool, be subject to a mutual on-hire survey by TCL and such Participant, the cost of which shall be borne by such Participant.

9. Technical Management
Each Participant shall be responsible for the technical management of its Tankers at its sole cost and expense.
10. Bunkers
Each Participant shall ensure that each of its Tankers has sufficient bunkers onboard at the time such Tanker tenders NOR for its first voyage under the Pool to reach the next main bunkering port after the discharge port of the first voyage under the Pool. TCL shall arrange for the provision of bunker fuel of the quality required for each Tanker’s trade and engines which to the extent possible should fall within the Participants’ environmental requirements on quality parameters. On redelivery of each Tanker to a Participant, TCL shall ensure that such Tanker has sufficient bunkers remaining onboard to reach the next main bunkering port.
11. Names and Markings
a.	TCL may at its sole cost require each Tanker to be painted in “TK” colours, to install and display the “TK” funnel insignia, to fly the “TK” house flag, and to have “SPIRIT” added as a suffix to its name.

b.	Upon the withdrawal of a Tanker from the Pool or upon the termination of this Agreement, upon TCL’s or TK’s request, the applicable Participant shall remove the “TCL” insignia from the funnel and change the name to remove the suffix “SPIRIT” from the name of such Tanker no longer participating in the Pool. Any costs of removing the insignia and/or repainting the funnel shall be borne by:
i.	a Participant if this Agreement is terminated at the request of or by the breach of such Participant or if such Tanker is withdrawn from the Pool at the request of such Participant;

ii.	TCL if this Agreement is terminated at the request of or by the breach of TCL; or

iii.	half by each Participant if this Agreement is terminated for any other reason or by mutual consent.
12. Pool Key
The initial Pool Key for each Tanker shall be as set forth in Schedule A, which Pool Key shall apply for the first six months of operation of the Pool. Thereafter, the Pool Key for each Tanker may be varied from time to time (but at least once every six months) to reflect the actual capability of the Tanker based on its performance during the previous six (6) months. Any Participant may request a review of a Pool Key, in which case TCL shall produce the data in reasonable detail regarding the performance of all the Tankers (the “Pool Key Data”) during the six months and on this basis recommend a Pool Key for the Tanker or Tankers at issue. If the Participants cannot agree on a Pool Key within sixty (60) days of the Pool Key Data having been dispatched to the Participants, the matter shall be referred to an independent specialist shipbroker or maritime consultant, whose recommendation regarding the Pool Key shall be binding on the Participants. The Participants shall mutually agree upon the independent specialist shipbroker or maritime consultant. In the event that an agreement has not been reached within another sixty (60) days after the Pool Key Data has been dispatched, the independent specialist shipbroker or maritime consultant shall be appointed by the President of the LMAA. The costs of such consultant or specialist shall be borne by the Pool. Until such time as a new Pool Key is agreed or determined, the revenues of the Pool shall continue to be distributed in accordance with the most recent applicable Pool Key. Any such agreed to or determined change to any Pool Key shall have retroactive effect.
13. Tanker Performance

a.	Unless ordered otherwise by a charterer, each Tanker shall perform all voyages at the service speed set out in Schedule A. Each Participant warrants (for the purposes of calculating the on-/off-hire time under this Agreement only) for its Tankers that each such Tanker is and shall remain capable of maintaining throughout the term of this Agreement the speeds and bunker consumptions for propulsion described in Schedule A under normal working conditions and in moderate weather (which for the purposes of this clause shall exclude any periods of winds exceeding Force 5 on the Beaufort Scale and corresponding states of sea). The Tanker speed and bunker consumption data are all “about”. For avoidance of doubt, the term “about” shall mean a margin of one-half (1/2) knot with respect to speed and a margin of five percent (5%) with respect to bunker consumption.

b.	Each Participant warrants (for the purposes of calculating the on-/off-hire time under this Agreement only) for its Tankers that they will be capable of discharging a full homogenous cargo within twenty-four (24) hours, including stripping and minimum Crude Oil Washing as per MARPOL requirements, or maintain an average back-pressure of one hundred (100) PSI at ship’s manifold, provided sufficient size and number of hoses are supplied and shore facilities are capable of receiving same.

c.	In case of any delay resulting in an actual loss of time as a consequence of a Tanker not meeting its warranted speed or pumping rate, such actual loss of time shall count as “off-hire” for the purpose of calculating the distribution of gross revenues and related expenses under this Agreement. Any additional costs of bunkers consumption in excess of the warranted consumption shall be paid to the Pool by the Participant that has committed the relevant Tanker and shall be added to the Gross Pool Revenue.

d.	For the purposes of calculating the distribution of gross revenues and related expenses under this Agreement, a Tanker shall be deemed “off-hire” where in breach of the obligation imposed in Clause 4(b) of this Agreement it does not have the required vetting approvals. However, the Commercial Manager shall have the option, in its sole discretion and while such Tanker is in breach of the obligation imposed in Clause 4(b), to (i) keep the Tanker on-hire for the purposes of calculating the distribution of gross revenues and related expenses under this Agreement, in which case the Tanker’s revenues shall be included in Individual Tanker Gross Revenue or (ii) keep the Tanker “off-hire” for purposes of calculating the distribution of gross revenues and related expenses, in which case its revenues shall not be included in Individual Tanker Gross Revenue and, together with its expenses, shall be for the account of the relevant Participant only.
14. Off-Hire
For the purposes of calculating the distribution of gross revenues and related expenses under this Agreement, a Tanker shall be deemed “off-hire” on each and every occasion there is a loss of time arising out of or in connection with the Tanker being unavailable for service for periods in excess of twenty-four (24) consecutive hours on account of:
a.	any damage, defect, breakdown, deficiency of or accident to the Tanker’s hull, machinery, equipment or cargo handling facilities, repair or maintenance thereto (including dry docking);

b.	any default and/or deficiency of the Master, officers or crew, including the failure or refusal or inability of the Master, officers and/or crew to perform the services required; or

c.	any other cause preventing the full working of the Tanker, always provided that in the instances described in Clauses 13 and 14(a) through (c) hereof any such loss of time is not caused by a breach of the relevant Tanker Contract by the respective charterer, receiver and/or shipper.
Each Participant may request a review of its Tankers’’ off-hire time by sending a written notice to TCL, in which case TCL shall produce data in reasonable details regarding the performance of the applicable Tanker for the period concerned (the “Off-Hire Assessment Data”). If the Participants cannot agree on the off-hire time for that Tanker within sixty (60) days of the Off-Hire Assessment Data having been dispatched to each Participant, TCL shall refer the matter to Richardson Lawrie Associates, London SW 19 8PS whose decision shall be final and binding. The costs of Richardson Lawrie Associates shall be borne by the Pool, unless the decision is within 10% of the Off-Hire Assessment Data in which case the Participant disputing it shall pay the cost. If any Participant so requests in writing, future disputes about off-hire may be referred to another expert than Richardson Lawrie Associates and Richardson Lawrie ‘Associates’ commission hereunder is thereby terminated.
15. Laying Up
The Participants may by agreement lay up any Tanker, in which case the distributions of the Tanker Gross Revenue shall be equitably adjusted, taking into account the savings realized by the Participants as a result of such lay up, so as to ensure that the Participant whose Tanker is laid up is not prejudiced by such agreement.
16. Fixing of Tankers
TCL will endeavour to work all fixtures as directly as reasonably possible with charterers so as to minimize the brokerage commissions payable in connection with the fixing of the Tankers. TCL shall provide each Participant with a monthly report regarding the fixtures or employment of the Tankers.
17. Long-term Contracts
a.	TCL will not, without the prior written consent of each Participant, enter into any Long-term Contract with respect to any Participant’s Tankers, or the performance of which requires any Participant’s Tanker. If TCL does so with the consent of the Participants, the Participant that owns the applicable Tanker shall not terminate this Agreement until the Long-term Contract has been fully performed, always subject to Clause 29(b) hereof.

b.	If the requirements of any Long-term Contract cannot be met because a Tanker has been withdrawn from the Pool, or has been off-hire as defined in Clause 14 hereof for a period of at least forty (40) consecutive days, then the Participant that committed the Tanker shall provide at its expense a suitable substitute tanker, to be approved by the other Participants, such approval not to be unreasonably withheld, for the remaining period of the Long-term Contract, unless TCL as Commercial Manager is able to substitute that Tanker with any other of the Tankers which TCL as Commercial Manager will use reasonable endeavours to do. If the Participant is not able to provide such a substitute Tanker, the Participant shall be liable to TCL for the costs of chartering in such substitute Tanker (off-set by the earnings of such substitute Tanker) until the requirements of the Long-term Contract are met. TCL shall not require the consent of any Participant to enter into such Long-term Contracts with respect to TCL tankers alone.
18. [Deleted]
19. Authority
a.	TCL has the authority to act on behalf of the Participants in relation to all actions and matters which in the reasonable opinion of TCL are necessary to perform the function as commercial manager as provided for in Clause 5. Specifically, TCL shall be entitled to, inter alia:
i.	charter the Tankers in the name of TCL on such terms which correspond to the industry standards applicable for the type of vessels and trades comparable to the employment envisaged under this Agreement; provided, however, that any Tanker Contract shall identify TCL as the agent and the applicable Participant as the principal and owner of such vessel. The chartering of any Tankers on other terms as aforesaid requires the prior consent of the applicable Participant which is not to be unreasonably withheld;

ii.	handle and settle any and all claims arising out of contracts for the employment of the Tankers, and to bring or defend actions, suits or proceedings in connection with such matters;

iii.	obtain legal or technical or other outside advice in relation to the settling of claims and disputes and all other matters pertaining to the Tankers; and

iv.	require a Participant to arrange for the provision of any necessary guarantee bond or other security with respect to its Tankers and do the same itself for the Tankers.
b.	It is intended that the relationship between each Participant and TCL shall be that of a principal and agent, respectively.
20. Liability and Indemnity
a.	Each Participant shall ratify and confirm whatever TCL may lawfully and/or at the request of the Participant do or cause to be done in the course of acting as agent of that Participant in accordance with the terms of this Agreement.

b.	TCL will in respect of all actions, proceedings, claims and demands or liabilities against it in performing the rights and duties of the commercial manager and/or acting as agent of a Participant or due to using the Standard Carrier Alpha Code on behalf of that Participant:
i.	provide that Participant with reasonable and timely details of the claim and reasonably provide that Participant with such related information and documents as it may from time to time request;

ii.	reasonably procure that the handling of the claim, in so far as it concerns that Participant, including without limitation any resistance or defence to it, is performed with such reasonable written directions as may be given by that Participant, assuming such directions are provided; and

iii.	where the claim concerns that Participant, neither make an admission of liability nor settle or compromise the claim without the prior written consent of that Participant, such consent not to be unreasonably withheld or delayed.
c.	TCL’s liability to a Participant for each incident or series of related incidents due to negligence, gross negligence or willful misconduct giving rise to a claim or claims by that Participant against TCL in its role as commercial manager or agent of that Participant or its’ Tankers shall never exceed a total of three (3) times the annual commercial fee payable under Clause 6.

In its role as commercial manager or agent of a Participant or its Tankers, TCL shall be under no liability whatsoever to such Participant for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, including but not limited to loss of profit arising out of or in connection with detention of or delay to any Tanker, and howsoever arising in the course of performance of this Agreement, except for TCL’s total liability as set out in this Clause 20 (c).

Except to the extent, and solely for the amount set out above, that TCL in its role as commercial manager or agent of a Participant or its Tankers would be liable for, each Participant hereby undertakes to defend and retain TCL in its role as commercial manager or agent of such Participant or its Tankers and TCL’s employees, agents and subcontractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising out of or in connection with the performance of this Agreement and against and in respect of all costs, loss, damages, and expenses (including legal costs and expenses) which TCL in its role as commercial manager or agent of such Participant or its Tankers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

d.	If a claim (a “Relevant Claim”) is made against a Participant (the “Indemnified Party”) or any of its affiliates or any seizure, distraint, arrest, detention or the like (an “Arrest”) is effected in respect of property owned or controlled by the Indemnified Party or any of its affiliates by reason of a claim against another Participant (the “Indemnifying Party”) or any of its affiliates or TCL as the commercial manager or agent of that Participant or its Tankers’, then the Indemnifying Party shall indemnify and hold harmless the Indemnified Party and its affiliates against the Relevant Claim and the Arrest and all costs, losses, liabilities and expenses (including legal expenses) arising therefrom. In case of an Arrest, the Indemnifying Party shall provide security to ensure the lifting of such Arrest as soon as possible.
The defense of any Relevant Claim or Arrest shall be handled by TCL as commercial manager at the cost of the Indemnifying Party but pursuant to the instructions of the Indemnified Party. However, where no such instructions are given, then TCL may follow the instructions of the Indemnifying Party. The Relevant Claim or Arrest shall not be settled without the prior written consent of the Indemnified and the Indemnifying Party, which consent shall not be unreasonably withheld.
For the avoidance of doubt it is acknowledged and agreed that where TCL is the Indemnifying Party pursuant to this Clause 20(d), clause 20(c) does not apply.
21. Expenses
Each Party shall individually bear its own costs that are not otherwise allocated under this Agreement, including but not limited to costs for travel, document preparation and professional advisors.
22. Bank Accounts
The Working Capital and all revenues arising from the operation of a Participant’s Tankers shall be paid into its Participant Account. “Each Participant shall expeditiously sign all resolutions and other documents required from time to time in connection with the operation of its Participant Account, including with respect to authorized signatories. A suitable number of persons designated by TCL shall be authorized signatories to the Participant Account, and Participant shall not interfere with the operation of its Participant Account, add to or remove from its Participant Account funds and/or authorized signatories, or otherwise operate the account in any way unless TCL does not comply with its duties under Clause 25 hereof or declares or files for bankruptcy, in which case such Participant shall be entitled to remove all funds.
Any interest earned on the Participant Accounts shall be disbursed to the respective Participants in quarterly intervals and shall not constitute Tanker Gross Revenue.
23. Working Capital
TCL shall, by cash calls and disbursements, as the case may be, endeavour to maintain the Working Capital for each Tanker at its initial amount, but each Participant will provide with respect to its Tankers, upon fifteen (15) days prior written notice, any additional Working Capital reasonably required by TCL. Upon termination of this Agreement or the withdrawal of a Tanker from the Pool, TCL shall, within thirty (30) days of such event, pay to the applicable Participant the excess Working Capital relating to any Tanker no longer in the Pool, less any set-offs which, in the fair estimation of TCL, are necessary to cover outstanding liabilities and contingencies. TCL shall endeavour to complete a final accounting with respect to any Participant Tanker withdrawn from the Pool whether by termination or otherwise within one hundred twenty (120) days of the date of such termination or withdrawal. Any interest earned on the Working Capital shall accrue to the benefit of the applicable Participant. For the avoidance of doubt it is agreed that the Working Capital may only be used for the operation of the Tanker in respect of which it was provided by a Participant.

24. Individual Tanker Accounts
TCL will, on behalf of each Participant, pay or collect, as the case may be, any Tanker Gross Revenue and any Pool Expense each Tanker may earn or incur, and TCL shall for each Tanker keep a Tanker Account following U.S. Generally Accepted Accounting Principles (“US GAAP”). All workings and entries shall be in U.S. Dollars unless otherwise required for the efficient operation of the Pool. TCL shall use prudent financial practices to avoid exposing the Tanker Accounts to currency fluctuations. Any credit risk and/or risk of non-payment by charterers shall be borne by the Pool.
25. Monthly Payments
To show the revenues and expenses of each Tanker on a cash basis, TCL shall on or before the twentieth (20th) day of each month provide each Participant with a statement of cash flows for the previous month together with payment of the amount due to such Participant based on net cash flow in respect of such Participant’s Tankers less the initial and any additional Working Capital advances made pursuant to this Agreement. On or before the twentieth (20th) day of each month, TCL shall also provide each Participant with a monthly statement prepared on an accrual basis in accordance with US GAAP (the “Monthly Statements”) showing such Participant’s share in the gross revenues and the Participant’s related expenses arising from the operation of the Pool. The allocation of gross revenues arising from the operation of the Pool shall be calculated using the formulas set out in Schedule B and Schedule C hereto. The related expenses arising from the operation of the Pool shall be calculated and allocated using the formulas set out in Schedule D and Schedule E hereto.
26. [RESERVED]
27. Set-off
Notwithstanding any other provision of this Agreement, TCL shall be entitled to set-off any amounts owed to it either at law or in equity by a Participant under this Agreement, against any amount owed to such Participant under this Agreement.
28. Audits
a.	TCL will maintain and keep true and correct accounts of the Tanker Accounts and the Pool (including supporting documents) and will make the same available at the offices of Teekay Shipping (Canada) Ltd. for inspection and auditing by each Participant (the auditing only to be at the expense of the applicable Participant) in semi-annual intervals. This accounting system shall be in accordance with that used by TCL for vessels which are under disponent ownership of TCL but which are not part of this Pool.

b.	TCL will at the end of each calendar year provide to a Participant upon such Participant’s request, a statement certified by TCL’s auditor verifying the accuracy of the financial statements, the individual Tanker Accounts and the Pool.
29. Term and Termination
a.	Initial Term. The initial term of this Agreement shall commence on December ___, 2007 and end on December 31, 2022, unless terminated earlier pursuant to this Agreement (the “Initial Term”).

b.	Renewal Term. This Agreement will, without any further act or formality on the part of any Party, on the expiration of the Initial Term or any Renewal Term, be automatically renewed for a further term of five (5) years (each a “Renewal Term”) unless notice of termination is given by any Party to the other Parties in accordance with Clause 29(c)(v), in the case of the Initial Term, or Clause 29(c)(vi), in the case of any Renewal Term.

c.	Termination by TNK. This Agreement may be terminated by TNK:

i.	if, at any time, TCL or Teekay materially breaches this Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution provisions of Clause 33 (“TCL/Teekay Breach”);

ii.	if, at any time, (A) TCL or Teekay has been convicted of, has entered a plea of guilty or nolo contendre with respect to, or has entered into a plea bargain or settlement admitting guilt for, a crime, which conviction, plea bargain or settlement is demonstrably and material injurious to TNK and (B) the holders of a majority of TNK’s outstanding Class A Common Stock elect to terminate this Agreement;

iii.	if, at any time, TCL or Teekay becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

iv.	if any person or entity or group of persons or entities (other than Teekay or any of its affiliates) acquires control of a majority of the voting or economic control of TCL and TNK does not consent to such change of control, which consent shall not be unreasonably withheld or delayed;

v.	if, in the fourth quarter of 2021, TNK elects to terminate this Agreement by notice to TCL and Teekay no later than December 31, 2021, which termination shall be effective on December 31, 2022;

vi.	if, in the fourth quarter of any year immediately preceding the year that includes the end of any Renewal Term, TNK elects to terminate this Agreement by notice to TCL and Teekay no later than December 31 of such preceding year, which termination shall be effective at the end of the final year of such Renewal Term; or

vii.	if the Management Agreement dated as of December ___, 2007 between TNK and Teekay Tankers Management Services Ltd. (as the same may be amended and modified from time to time, the “Management Agreement”) terminates for any reason.
d.	Termination by TCL or Teekay. This Agreement may be terminated by TCL or Teekay:
i.	after the fifth anniversary of the date of this Agreement with twelve (12) months’ prior notice by TCL or Teekay, as applicable, to all other Parties;

ii.	if, at any time, TNK materially breaches this Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution provisions of Clause 33 (“TNK Breach”);

iii.	if, at any time, TNK becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction; or

iv.	if the Management Agreement terminates for any reason.
e.	Termination For a Particular Tanker. Unless otherwise agreed to in writing by the Parties, this Agreement shall terminate immediately with respect to a particular Tanker, but only with respect to such Tanker:
i.	if it becomes an actual or constructive total loss or if the Tanker is sold or transferred to, or becomes controlled by, a person or entity other than a Participant or an affiliate thereof, and if a Tanker is sold or transferred to another Participant (A) this Agreement shall be deemed novated to the other Participant in respect of such Tanker as of the time and date such other Participant takes delivery of such Tanker and (B) as of the time and date of novation such other Participant shall become responsible for the fulfillment of this Agreement in respect of such Tanker and the Participant selling or transferring such Tanker shall cease to be liable under this Agreement with respect to such Tanker except for obligations and liabilities accrued until the time and date of such novation;

ii.	if such Tanker becomes subject to a Long-term Contract (and TCL agrees not to subject any Tanker to a Long-term Contract without the prior consent of the Participants); or

iii.	(A) a distress or execution is levied or issued against such Tanker and is not discharged within twenty days (20) days, (B) an encumbrancer takes possession or a receiver or similar officer is appointed in respect of such Tanker and the taking of possession is not lifted or the appointment is not withdrawn within twenty (20) days or (C) the security constituted by any mortgage or charge in such Tanker created by the owner of disponent owner thereof becomes enforceable and the relevant mortgagee or chargee takes any step to enforce the same.
f.	Delayed Termination for Tanker Subject to Long-term Contract. Notwithstanding anything to the contrary and subject to Clause 29(e)(i) with respect to any actual or constructive total loss of the Tanker, if at the time this Agreement terminates pursuant to this Clause 29 any Tanker is obligated to perform a Long-term Contract or is required for the performance thereof and otherwise remains subject to this Agreement, such termination of this Agreement shall not become effective with respect to such Tanker until the earlier of (i) the date such Long-term Contract has been performed or cancelled and (ii) the date TCL as commercial manager is able to substitute another oil tanker for such Tanker under such Long-term Contract, which substitution TCL as commercial manager will use reasonable efforts to effect. Without the prior written consent of the Participants, TCL shall not fix, execute or otherwise enter into or agree to any new charter party, COA or other like Tanker employment contract which cannot reasonably be completed before the then scheduled termination date of this Agreement.

g.	Effect of Termination of this Agreement. Subject to Clause 29(f), upon termination or expiry of this Agreement, this Agreement will be void and there shall be no liability on the part of any Party (or their respective officers, directors, employees or affiliates), except that (A) (1) the obligation of the Participants to pay to TCL the commercial management fees pursuant to Clause 6 (Commercial Management Fee) for services rendered through the termination date, (2) the obligation of TCL to pay to the Participants their respective share of Tanker Gross Revenue less Pool Expenses under this Agreement for all periods ending prior to or on the termination date, and (3) Clauses 20 (Liability and Indemnity), 21 (Expenses), 23 (Working Capital), 28 (Audits), 30 (Redelivery of Tankers on Termination of Pool), 33 (Law and Arbitration) and 34 (Confidentiality and Equitable Rights) shall survive such termination and (B) such termination shall not relieve TCL or Teekay from liability for any TCL/Teekay Breach or TNK for any TNK Breach.
30. Redelivery of Tankers on Termination of Pool
TCL may redeliver the Participants’ Tankers worldwide (at the time of dropping the last outbound pilot at the last discharge port), but shall endeavour to redeliver them at UKC/USAC/USG/MED/CARIBS. The Tankers’ condition shall, if the applicable Participant so requires, be verified by a mutual survey by TCL and such Participant, the cost of which shall be borne by such Participant.
31. No Partnership
Nothing in this Agreement shall create a partnership among any of the Parties. The Pool shall not be an entity with rights or obligations in itself.
32. Affiliates
Each Party may use affiliated or wholly owned subsidiary companies to perform or assist them in its obligations under this Agreement, in which case such Party shall remain responsible for the performance of such affiliates or subsidiaries.
33. Law and Arbitration
a.	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with it shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force and under the terms of the LMAA before a tribunal of three arbitrators.

b.	In cases where neither the claim nor any counterclaim exceeds the sum of Fifty Thousand U.S. Dollars (US$50,000), the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
34. Confidentiality and Equitable Rights
a.	No Party will disclose or announce the terms of this Agreement, or any related negotiations, agreements, charter parties or arbitrations to any third-party (other than the disclosing Party’s professional advisors, banks, financial institutions or investors) without the prior written consent of the other Parties or as required by law, or securities regulations listing agreements with any applicable stock exchange, the LMAA or as part of TNK’s filings with the U.S. Securities and Exchange Commission.

b.	Each Party shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by any other Party of the terms of this Clause. No Party shall resist such application for relief on the basis that the applicant has an adequate remedy at law, and each Party shall waive any requirement for the securing or posting of any bond in connection with same.
35. Termination of technical management agreement
Should the Participant terminate the technical management agreement for any of its Tankers, its appointment of new managers shall be subject to the consent of TCL, such consent not to be unreasonably withheld.
36. Third Party Membership of the Gross Revenue Sharing Pool Agreement.
It is agreed by the Parties that additional members may be added to the Pool subject to (a) the new members becoming parties to this Agreement and (b) the mutual agreement of the Parties, which is not to be unreasonably withheld. Such mutual agreement must in particular involve the fixing of an appropriate Pool Key for the new vessels committed to the Pool.
37. Participant Meetings
The Participants shall meet at least twice per year to analyse the performance of the Pool and to decide on its participating strategy, etc. Such meetings shall take place at the time and place agreed at the previous meeting or such other time and place agreed by all Participants.
38. Notices
Any notice to be given by any Party shall be in writing and shall be sent to the other Parties by fax, by registered or recorded mail or by personal service to the other, as follows:
If to TCL, Teekay or TNK:
c/o Teekay Shipping (Canada) Ltd.
Suite 2000, Bentall 5
550 Burrard Street
Vancouver, B.C., V6C 2K2
Canada
Attn: General Counsel
Fax: +1 604 609 4775
39. Force Majeure
No Party shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.
37. Amendments
No amendment, supplement, modification or restatement of any provision of this Agreement shall be binding unless it is in writing and signed by each Party.
[Remainder of This Page Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorised signatories of the respective Parties on the day and year first above written.

TEEKAY CORPORATION	TEEKAY TANKERS LTD.

Title:	Title:
Name:	Name:

TEEKAY CHARTERING LIMITED

Title:
Name:

SCHEDULE A
STANDARD CLASS DOUBLE HULL AFRAMAX TANKERS
(to be updated as necessary)

Initial
	Fully laden			Ballast			Pool
Teekay Tankers	Speed	HO	DO	Speed	HO	DO	Key
SEE ATTACHED

Initial
	Fully laden			Ballast			Pool
Teekay Corporation	Speed	HO	DO	Speed	HO	DO	Key
SEE ATTACHED
1. Commitment of Tankers
a.	The Participants shall each commit to include in the Pool all of their respective conventional Aframax-class crude oil tankers that are employed in the spot market or operate pursuant to time charters with a firm term of less than 90 days, unless otherwise agreed by the parties with respect to specific vessels.
2. Adding and Withdrawing Tankers
a.	It is acknowledged that the Participants may submit other vessels (each a “New Vessel”) than those stated above for employment pursuant to the Agreement. In such instance, each Participant warrants that such New Vessel will, in all relevant respects, be comparable to the Tankers and justify allocation of a Pool Key of one (1).
b.	Each Participant submitting a New Vessel to the Pool shall notify (the “New Vessel Notice”) each other Party with a minimum time limit of 15 working days before the New Vessel is submitted to this Pool, of its main characteristics relevant for evaluating the New Vessel’s Pool Key and shall include a description with the warranted speed and bunker consumption.
c.	Where a Party objects to the New Vessel within five (5) working days of receipt of the New Vessel Notice, the submitting Participant shall make available further information demonstrating the accuracy of its description and that it merits the allocation of a Pool Key of one (1). If the Parties do not agree on the accuracy of the description or the allocation of the Pool Key (one or any other figure) within five (5) working days of receipt of such additional information, the matter shall be referred to Richardson Lawrie Associates, London SW19 8PS or such other independent specialist shipbroker or maritime consultant as may be agreed from time to time by the Parties (the “Evaluator”). The decision of the Evaluator in respect of the applicable description and the proper Pool Key shall be binding on the Parties but subject to later review as per Clause 12 of the Agreement. Until the decision by the Evaluator is available, the New Vessel may be submitted to the Pool, applying a temporary Pool Key of one (1), which Pool Key to be retrospectively adjusted from such New Vessel’s entry into the Pool, to date of allocation of the appropriate Pool Key by the Evaluator.
The costs of the Evaluator shall be borne by the Party requesting the Evaluator’s decision if the Pool Key is deemed to be one (1), otherwise by the Participant submitting the New Vessel.

d.	The delivery of the New Vessel shall be made pursuant to Clause 8 of the Agreement.

e.	[RESERVED]

f.	Any Tanker that becomes subject to a time charter with a term of at least 90 days shall no longer participate in the Pool, unless otherwise agreed by the Parties.
g.	Tankers will no longer participate in the Pool if they suffer an actual or constructive loss or if they are sold to or become controlled by a third party who is not a Party or an affiliate thereof.
h.	Subject to Clause 12 of the Agreement, this Schedule A shall be updated as necessary should the performance characteristics of any of the Tankers or any of the Tankers’’ Pool Keys change or in the event of the addition or withdrawal of any Tanker.

SCHEDULE B
GROSS REVENUE DISTRIBUTION FORMULA
Tanker Gross Revenue distribution amount for a Tanker = Distribution Factor x Tanker Gross Revenue for the period where:

Distribution Factor =	(Pool Key for such Tanker x TIS)
TTT
and where:
TIS = Time in service (calendar days reduced by off-hire) for such Tanker for the period
TTT = Aggregate of Total Time in service of all Tankers in the Pool for the period and where:
Tanker Gross Revenue shall be determined according to the formula set out in Schedule C.

SCHEDULE C
TANKER GROSS REVENUE
While individual Tanker Accounts are maintained, for purposes of calculating the distributions of cash from the Pool, “Tanker Gross Revenue” shall be the aggregate of all Individual Tanker Gross Revenue determined on a calendar quarter basis.
“Individual Tanker Gross Revenue” is comprised of all amounts earned from the following during the relevant period:
(A)	each Tanker’s total voyage revenue (including but not limited to demurrage and dead freight). Where a third party has made a claim under a Tanker Contract by way of set off against hire/freight or other amounts payable by it and the applicable Participant would be liable to indemnify TCL were such a claim made against TCL by way of a payment demand, then such Participant shall pay such amounts to TCL necessary to make up such set off. Equally, where a claim is made by a third party against one Participant in respect of another Participant’s Tanker by way of set off and for which the first Participant is liable under the Tanker Contract, the second Participant shall make good such deduction. Any amount later recovered from such third party shall not count as Tanker Gross Revenue;

(B)	each Tanker’s charter hire for fixed-rate time charters;

(C)	each Tanker’s share of salvage monies due to each of the applicable Participant or with respect to the applicable Tanker;

(D)	any currency exchange gains arising from the commercial operations of the applicable Tanker; and

(E)	all revenue of any nature received or accrued by TCL arising out of or in connection with the operation of the applicable Tanker and its commercial operations under the Agreement.
Individual Tanker Gross Revenue shall be adjusted taking into account the following:
(A)	results of any voyage not yet completed at the end of the relevant calendar months;

(B)	without prejudice to Clause 24 of the Agreement, amounts of Individual Tanker Gross Revenue earned but not yet received; and

(C)	retentions for any outstanding or contingent obligations and liabilities falling under the definition of Individual Tanker Expense.

SCHEDULE D
PARTICIPANT RELATED EXPENSE CALCULATION
Pool Expense amount for a Tanker = Expense Factor x Pool Expenses for the period where:

Expense Factor =	(Pool Key for such Tanker x TIS)
TTT
and where:
TIS = Time in service (calendar days reduced by off-hire) for such Tanker for the period
TTT = Aggregate of Total Time in service of all Tankers in the Pool for the period and where:
Pool Expenses shall be determined according to the formula set out in Schedule E.

SCHEDULE E
POOL EXPENSES
While individual Tanker Accounts are maintained, for purposes of calculating distributions relating to the Pool, “Pool Expenses” shall be the aggregate of all Individual Tanker Expenses determined on a calendar quarter basis.
“Individual Tanker Expenses” are comprised of the following during the relevant period:
(A)	each Tanker’s total voyage expenses, including but not limited to agents, tugs, port expenses, wharfage, brokerage commission, bunkers, canal fees, additional war risk premiums and, furthermore, any other expenses becoming due on a per call basis, including but not limited to additional insurance premiums;

(B)	all costs connected to the vessel operating at higher Security Levels (or the equivalent in any national legislation) than Security Level 1 as that term is defined in the International Security Code for Ports and Ships Code or any national enactment thereof (unless due to the Tanker’s flag) or connected to security measures required under the ISPS Code or any national enactment thereof in respect of TCL’s or any charterer’s supplies or the cargo loaded or due to the Tanker’s previous trading itinerary;

(C)	any currency exchange losses arising from the commercial operations of the Tanker;

(D)	apportionment of prepaid expenses not included in voyage expenses referred to above and of expenses paid after the relevant accounting period and attributable in whole or part to such accounting period; and

(E)	the pro-rated share (based on the total number of Tankers) of all other reasonable expenses or amounts payable by TCL in connection with the business of the Pool (for the avoidance of doubt, this amount does not include TCL’s overhead, including but not limited to, costs for personnel, telecommunication, travel, etc.).